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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                               CONTACT:        LES VAN DYKE
                                                    DIRECTOR, INVESTOR RELATIONS
                                                                  (281) 492-5370

        DIAMOND OFFSHORE DRILLING, INC. ANNOUNCES PRICING OF $250 MILLION
                              SENIOR NOTE OFFERING

Houston, Texas, August 25, 2004 -- Diamond Offshore Drilling, Inc. (NYSE:DO) today reported the pricing of $250 million of the Company's 5.15% senior unsecured notes due September 1, 2014. The notes were offered at 99.759% of the principal amount. Closing of the transaction is scheduled for August 27, 2004, subject to customary closing conditions.

The Company intends to use the net proceeds from the sale of the notes to partially fund a refinancing of the Company's zero coupon convertible debentures due 2020. The holders of those debentures can require the Company to repurchase their debentures on June 6, 2005 at the issue price plus accrued original issue discount of 3.5% per year, or the accreted value. The Company has the option to repurchase all or part of the debentures on or after June 6, 2005 at the accreted value. As of June 30, 2004, the aggregate accreted value of the debentures was $463 million. On June 6, 2005, the accreted value of the debentures currently outstanding will be approximately $478 million.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The notes have not been registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and will not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Diamond Offshore is a leader in deep water drilling. The Company's fleet of 45 offshore drilling rigs consists of 30 semisubmersibles, 14 jack-ups and one drillship. The fleet operates in the waters of six of the world's seven continents.

Statements in this press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those anticipated or projected. A discussion of the risk factors that could impact these areas and the Company's overall business and financial performance can be found in the Company's reports and other filings with the Securities and Exchange Commission. These factors include, among others, general economic and business conditions, casualty losses, industry fleet capacity, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations, customer preferences and various other matters, many of which are beyond the Company's control. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.